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                                                                      EXHIBIT 12

               BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS TO FIXED CHARGES
                               (in thousands)

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
                                                          Nine Months Ended
                                                  -----------------------------------
                                                   March 29, 1998     March 30, 1997
                                                  ----------------   ----------------
Net income                                         $      43,440     $      57,946

Add:
  Interest                                                14,912             7,051
  Income tax expense and other taxes on income            26,630            35,520
  Fixed charges of unconsolidated subsidiaries               392               470
                                                   -------------     -------------
              Income as defined                    $      85,374     $     100,987
                                                   =============     =============
Interest                                           $      14,912     $       7,051
Fixed charges of unconsolidated subsidiaries                 392               470
                                                   -------------     -------------
              Fixed charges as defined             $      15,304     $       7,521
                                                   =============     =============

Ratio of earnings to fixed charges                          5.58 x           13.43 x
                                                   =============     =============

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